PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”), is made and entered into this February 28, 2005, by and among MOMS PHARMACY, INC., a California corporation (“Buyer”), and Michael Tubb (“Seller”).

BACKGROUND:

Seller owns or may be entitled to own equity or rights to equity in Specialty Pharmacies, Inc. (“Target”), a Washington corporation, or one or more of its past, present or future affiliates (the “Rights”). Target operates a specialty retail pharmacy business in the States of California and Washington (the “Business”).

Buyer desires to purchase, and Sellers desire to sell, transfer and deliver to Buyer, all the Rights on the terms and conditions of this Agreement.

In consideration of the foregoing, the mutual representations, warranties and covenants set forth in this Agreement, and for the good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE TRANSACTION

1.1  Sale and Purchase of the Rights. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), Seller shall sell, transfer, assign and convey the Rights to Buyer, free and clear of any security interest, lien, charge, restriction, adverse claim, right or encumbrance of any kind, and Buyer shall purchase, acquire and accept from the Seller all right, title and interest in and to the Rights.

1.2  Purchase Price. The aggregate consideration for the Rights is One Million Two Hundred Thousand Dollars ($1,200,000), subject to the terms and conditions of the Note (as defined below) (the “Purchase Price”).

1.3  Closing Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Nixon Peabody LLP at 10:00 a.m. on the date of the closing of the stock purchase agreement among the Buyer and the holders of all of the capital stock of Target (the “Closing Date”). If the Closing has not occurred on or before April 15, 2005, this Agreement shall be null and void, and neither party shall have any rights against or obligations to the other party.

1.4  Payment of Purchase Price at Closing. At the Closing, Buyer shall pay the Purchase Price as follows:

(a)  Six Hundred Thousand Dollars ($600,000), by wire transfer of immediately available funds to the account of Seller.

(b)  Buyer will deliver a promissory note in the principal amount of Six Hundred Thousand Dollars ($600,000), half of which principal amount shall be due and payable on the twelve month anniversary of the Closing Date and the balance of which principal amount shall be due and payable on the thirteen month anniversary of the Closing Date, subject to the terms and conditions of such promissory note (the “Note”). The Note shall be in the form attached as Exhibit A.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

2.1  Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

2.2  No Conflicts; No Violation. The execution and delivery by Seller of this Agreement does not, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not conflict with, constitute or result in any breach, default or violation of (or an event which would, with or without the passage of time or the giving of notice or both, constitute or result in a breach, default or violation of) any agreement to which Seller is a party or any judgment or order of any governmental authority applicable to Seller.

2.3  Compliance with Laws. To the Seller’s knowledge, the business, operations and assets of Target have been conducted and are in compliance in all material respects with all applicable federal, state, local or foreign laws, rules, regulations, ordinances, judgments, decrees, orders or other requirements of any governmental authority. Seller has not made any illegal or improper payment to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other individual, entity or firm (a “Person”), in an attempt to influence and such Person to take or to refrain from taking any action relating to Target.

2.4  Payment Programs. To the Seller’s knowledge, (a) Target has not received written notice that it is subject to any restriction or limitation on the receipt of payment under the Medicare or Medicaid programs, any other federally funded health care program or any other third party payor (collectively, the “Payment Programs”); (b) Target has valid and current provider agreements with the Payment Programs; (c) Target is in compliance in all material respects with the conditions of participation for the Payment Programs; (d) Target has not received written notice that a Payment Program has requested or threatened any recoupment, refund or set-off from Target, or had imposed upon it any fine, penalty or other sanction, nor has Target been excluded from participation in a Payment Program and (e) Target has not submitted to a Payment Program any false or fraudulent claim for payment, nor has Target at any time violated in any material respect any condition for participation, or any published rule, regulation, policy or standard of a Payment Program.

2.5  Fraud and Abuse. Seller has not engaged in any activities that are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or the Federal False Claims Act, 31 U.S.C. § 3729 et seq., the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations.

2.6  Physician Self-Referrals. To the Seller’s knowledge, (a) Target’s operations are in compliance in all material respects with and do not otherwise violate the Federal Medicare and Medicaid statutes regarding physician self-referrals, 42 U.S.C. §§ 1395nn and 1396b(s), the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations; and (b) neither Seller, nor any of Target’s officers, employees or agents have violated any such statute or regulation.

2.7  Controlled Substances. To the Seller’s knowledge, Target has not engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

2.8  Qui Tam Lawsuits. Seller is not aware of any facts or set of facts, or any inquiry or investigation threatened or pending that may uncover any facts or set of facts, relating to his employment by Target, that could be the basis for a qui tam lawsuit under the Federal Civil False Claims Act against Target.

2.9  Disclosure. No representation or warranty in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances in which they were made.

ARTICLE 3

RESTRICTIVE COVENANTS

3.1  Non-Solicitation. Neither Seller, none of his respective Affiliates, nor any Person controlled, directly or indirectly, by any of them may, directly or indirectly, alone or in association with any other Person, whether as owner, partner, shareholder, member, consultant, agent, employee, co-venturer or otherwise, (i) for a period of two (2) years from and after the Closing Date, employ, attempt to employ, recruit or otherwise solicit, induce or influence any person who is then currently employed or retained by Buyer or any of its affiliates to leave such employment or otherwise terminate its relationship with Buyer or any of its affiliates or otherwise interfere with any such person’s employment or relationship with Buyer or any of its affiliates; or (ii) until the later of (a) three (3) years after the Closing Date and (b) two (2) years after Seller’s employment with Target terminates, solicit or induce, directly or indirectly, any Person, customer or supplier to terminate or otherwise modify adversely its business relationship with Buyer or any of its affiliates for so long as the Buyer, Target or any of their respective affiliates has a business relationship with such Person.

3.2  Non-Competition. Until the later of (a) three (3) years after the Closing Date and (b) two (2) years after Seller’s employment with Target terminates, neither Seller nor any Person controlled, directly or indirectly, by Seller may, directly or indirectly, alone or in association with any other Person, whether as owner, partner, shareholder, member, consultant, agent, employee, co-venturer or otherwise, engage, participate or assist in any business competitive with the retail HIV/AIDS pharmacy business conducted by Buyer or any of its Affiliates in the Counties of San Francisco, Alameda and San Mateo (a “Competitive Business”), or carry on, or be engaged or concerned in, solicit on behalf of, take part in or render consulting services to, or own, share in the earnings of, or invest in the stock, bonds or other securities of, any Person engaged in Competitive Business for so along as, with respect to each county listed above, the Buyer, Target or any of their respective affiliates are conducting such a business in such county; provided, however, that ownership of two percent (2%) or less of any outstanding stock of a publicly held corporation shall not be a violation of the provisions of this Section 3.2.

3.3  Confidential Information; Confidentiality. As used in this Agreement, “Confidential Information” of a Person means information belonging to Target or Buyer that is of value to Target or Buyer in the course of conducting its business and the disclosure of which would reasonably be expected to result in a competitive disadvantage to Target or Buyer. By way of example and not in derogation of the foregoing definition, Confidential Information includes, without limitation, (A) financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes and formulae; software-marketing and sales information and plans, and customer and supplier lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by Target or Buyer; (B) information developed by Seller in connection with or related to Target or its business, as well as other information to which Seller may have access in connection with or related to Target or its business; and (C) the lawfully acquired confidential information of others with which Target has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to a breach of the Seller’s obligations under this Section 3.3 or developed by Seller after the Closing Date or acquired by Seller after the Closing from a third party, not in breach of any confidentiality obligation owned to the Buyer or Target, and not related to Target or the Business.

Seller will keep in confidence and trust all Confidential Information, and will not use or disclose Confidential Information without the written consent of Buyer, except as required by law or legal process. If a Seller is required by law or legal process to disclose any Confidential Information, Seller shall not be in breach of this Section 3.3 if Seller provides Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy to prevent or limit disclosure of any Confidential Information. Seller shall cooperate, to the extent practicable and without material cost or expense to the Seller, with Buyer’s application for a protective order or remedy, and, in any event, shall disclose only that portion of the Confidential Information that Seller is legally required to disclose.

3.4  Acknowledgements. If the provisions of this Article 3 are violated, in whole or in part, Buyer shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin Seller from such violation without prejudice as to any other remedies Buyer may have at law or in equity. In the event of a violation, Seller agrees that it would be virtually impossible for the Buyer to calculate its monetary damages and that Buyer would be irreparably harmed. If Buyer seeks such temporary restraining order or preliminary injunction, Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon. Seller specifically acknowledges, represents and warrants that the covenants set forth in this Article 3 are reasonable and necessary to protect the legitimate interests of Buyer, and that Buyer would not have entered into this Agreement or paid the Purchase Price in the absence of such covenants.

ARTICLE 4

MISCELLANEOUS

4.1  Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

4.2  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

4.3  Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

4.4  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Facsimile copies shall be deemed binding originals.

4.5  Further Assurances. After Closing, each party shall cooperate and take such action as may be reasonably requested by another party in order to more fully carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.6  Course of Dealing. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of a subsequent breach hereunder. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.7  Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

4.8  Entire Agreement. This Agreement and the exhibit hereto, which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto and their respective affiliates, successors and assigns with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. Without limiting the generality of the foregoing, all promises, covenants, agreements, conditions and undertakings between Seller and Target are, subject to the Closing, hereby terminated, including, without limitation, the agreement dated October 21, 2004 between Seller and Target and the agreements it amended are, subject to the Closing, hereby terminated. This Agreement may not be amended except by an instrument in writing signed by the party sought to be charged with effect of such amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

MOMS PHARMACY, INC.

By: /s/ Michael Moran___________
       Name: Michael Moran
                       Title: President and CEO

SELLER:

/s/ Michael Tubb
Michael Tubb